Exhibit 99.1FOR IMMEDIATE RELEASE

A. SCHULMAN REPORTS FISCAL 2015 THIRD QUARTER RESULTS

•	Adjusted operating income growth grew by 32.1%, excluding the impact of foreign currency, in the Company’s fiscal 2015 third quarter

•	Quarterly cash flow from operating activities improved by 26% compared with the prior year period

•	On June 1, the acquisition of HGGC Citadel Plastics Holdings, Inc. (“Citadel”), for approximately $800 million was completed; the transaction:

◦	Almost doubles U.S. revenue, thus balancing Company’s geographic footprint

◦	Provides a new growth platform with industry-leading, high-margin specialty engineered composites business

◦	Is expected to be accretive in the first 12 months of ownership

◦	Will achieve approximately $25 million in synergies within 18 months

•	Fiscal 2015 adjusted net income guidance range updated to reflect the Citadel acquisition and related financing activities

AKRON, Ohio - July 6, 2015 - A. Schulman, Inc. (Nasdaq: SHLM) announced today earnings for the fiscal 2015 third quarter ended May 31, 2015.

Bernard Rzepka, president and chief executive officer, said, “I am excited to report another quarter of improved operating profitability at A. Schulman, a clear sign that our strategic initiatives to transform our Company into a specialty plastics materials leader are bearing fruit. In 2010 we set a challenging target of 6.2 cents of operating profit per pound by the end of fiscal 2015 to reflect our commitment to this transformational process. In the third quarter we achieved adjusted operating profit per pound of 6 cents, and if we held the Euro to USD currency rate at the same level that was in place when the target was established this metric would have been 7 cents. We continue to overcome the slow growth and foreign exchange environment by controlling what we can control and by focusing on our strategic initiatives, and as a result we were able to sequentially boost our gross margins across nearly every segment to deliver near record results. The steady performance improvement that we’ve accomplished this year, despite the many external challenges, gives us considerable confidence that our dedicated team will execute our strategy, deliver further profitable growth, and achieve our long term earnings goals.

“We are excited to have completed the acquisition of Citadel on June 1, and welcome their 1,200 talented associates to the A. Schulman team. This strategic acquisition greatly enhances our product scope, regional scale and efficiencies, and provides balance to our geographic footprint. With Citadel on board we are focused on leveraging the strength of the combined business, and expanding our growth potential,” added Rzepka.

Joseph Levanduski, executive vice president & chief financial officer, said, “We have put in place a new capital structure that provides flexibility, while taking advantage of the favorable conditions that currently exist in the financial markets. This structure puts us in a leverage environment that will be higher than we have experienced in the recent past, but we are confident in our ability to de-lever in a prudent and timely fashion. By combining two organizations that generate strong cash flow from operations, while driving synergies and executing our Smart Savings program, we will not only be able to de-lever to our stated goal of 2.5x net leverage within a reasonable period of time, but we will also be able to support our strategic and organic growth initiatives.”

Fiscal Third-Quarter Results
Consolidated net sales for the fiscal 2015 third quarter were $560.9 million, compared with $645.7 million in the same prior-year quarter. Of the $84.8 million change, foreign currency translation accounted for $91.4 million of the decrease. Net sales from plants acquired in 2014, which includes A. Schulman’s legacy volume consolidated during the integration process, contributed $33.9 million of revenue during the quarter. Adjusted gross margin in the third quarter as a percent of net sales improved to 16.2% compared with 14.3% in the prior-year period.

The Company reported a net loss from continuing operations of $0.34 per diluted share. On an adjusted basis, excluding financing, restructuring and acquisitions-related costs, the Company generated net income of $0.72 per diluted share.

Europe, Middle East and Africa (‘EMEA”) net sales were $326.3 million compared with $413.8 million in the same prior-year period. Excluding the unfavorable impact of foreign currency translation of $79.7 million, net sales declined by 1.9%, primarily due to lower volumes in the engineered plastics and distribution services product families, partially offset by double digit volume growth in the masterbatch solutions product family. EMEA adjusted gross profit was $51.7 million. Excluding the negative impact of foreign currency translation of $11.3 million, adjusted gross profit increased by $6.2 million, or 10.9%, primarily due to improved product mix as well as the incremental contribution of the Specialty Plastics acquisition.

Net sales for the U.S. and Canada (“USCAN”) were $137.1 million, an increase of 4.1% in the third quarter compared with the same prior-year period. The incremental net sales were partially offset by lower net sales of $11.6 million in the specialty powders product family as a result of weaker oilfield services demand. The Specialty Plastics acquisition contributed $19.6 million of net sales growth during the quarter. USCAN adjusted gross profit was $22.1 million, a decrease of $1.7 million from the same prior-year period. The benefits of the recent Specialty Plastics acquisition and related integration were more than offset by unfavorable product mix.

Latin America’s (“LATAM”) net sales for the quarter were $44.8 million, a decrease of $4.9 million compared with the same prior-year period. Excluding the unfavorable impact of foreign currency translation of $8.5 million, net sales increased 7.2%. LATAM adjusted gross profit was $9.3 million, an increase of $4.9 million or 108.5% from the comparable period last year primarily due to the benefits of improved product mix and operating cost.

Asia Pacific (“APAC”) net sales were $52.7 million, an increase of $2.2 million or 4.3% compared with the same prior-year period. Incremental sales from the 2014 Compco acquisition were offset by the negative impact from foreign currency translation. APAC adjusted gross profit was $7.8 million, an increase of $0.7 million compared with the prior-year period. Gross profit benefited from the positive contribution of the Compco acquisition and increased organic volume.

Working Capital/Cash Flow
Cash provided from operations was $56.3 million in the nine months ended May 31, 2015, an improvement of $21.2 million or 60.6% over the comparable prior year period. Working capital days decreased by one day to 59 days in the third quarter of fiscal 2015 versus the comparable period in the prior year, and representing an 8-day improvement from the end of the second quarter of fiscal 2015.

Capital expenditures for the nine months ended May 31, 2015 were $32.7 million compared with $24.1 million last year. These expenditures were primarily related to strategic investments in the Company's global manufacturing facilities and technical innovation and collaboration centers focused on organic growth and new product development. During the nine months ended May 31, 2015, the Company declared and paid quarterly cash dividends of $18.1 million, or $0.615 per common share consistent with its ongoing strategy of providing an attractive yield to shareholders in addition to share price appreciation.

Year-to-Date Results
Net sales for the nine months ended May 31, 2015 were $1.7 billion, compared with $1.8 billion for the same prior-year period. Of the $101.4 million decrease in net sales, foreign currency translation accounted for $177.3 million of this change. Acquisitions contributed $130.0 million in net sales during the nine month period.

Operating income was $49.7 million, a decrease of $9.4 million compared with the same prior-year period. Total operating income before certain items was $79.8 million, an increase of $7.6 million or 10.6% compared with last year. Excluding the negative impact of foreign currency translation, total operating income before certain items increased 23.5% versus the comparable period. The growth in total operating income before certain items included the contribution from recent acquisitions of $12.4 million and the strategic focus on improving operating profit per pound, partially offset by the negative impact of foreign currency translation of $9.3 million.

Citadel and Refinancing Actions
On June 1, 2015, A. Schulman completed the previously announced acquisition of HGGC Citadel Plastics Holdings, Inc. for approximately $800 million. The Company anticipates the transaction will be accretive in the first 12 months of ownership and expects to realize approximately $25 million in synergies within the next 18 months. The Company financed the acquisition, with a component of this financing occurring in the third quarter in anticipation of the June 1 close. The third quarter of fiscal 2015 included interest expense of approximately $0.4 million or a $0.01 per diluted share impact resulting from the issuance of $375 million of Senior Notes. The cash raised during the third quarter from the Senior Notes is reflected as restricted cash on the Company’s balance sheet as of May 31, 2015.

Additionally, the Company elected to restructure its capital structure in tandem with this acquisition financing. As a component of this action, on May 4, 2015, the Company issued $125 million of convertible special stock bearing a 6% dividend rate. Earnings per diluted share for the third quarter of fiscal 2015 included $0.6 million of dividends or approximately $0.02 per diluted share impact related to the convertible special stock.

Business Outlook
Rzepka stated, “Our fiscal 2015 adjusted net income guidance previously provided of $2.50 to $2.55 per diluted share represented significant growth over our fiscal 2014 results, excluding any impact from the then pending acquisition of Citadel. While the Citadel acquisition has occurred, and related financing actions taken, it is important to take note that the previous guidance range is achievable excluding the dilution expected in our fourth quarter related to these strategic long-term actions.

“We believe that the fiscal 2015 dilution related to the Citadel acquisition, including the $0.01 per diluted share negative impact on our third quarter results, will be approximately $0.05 per diluted share. Additionally, the dividend on the convertible special stock will impact the calculation of diluted earnings per share by approximately $0.08 per share in fiscal 2015, including the $0.02 impact on our third quarter results,” he noted.

“The combination of our previous guidance, updated for the fiscal 2015 dilution from the Citadel acquisition and convertible special stock dividend results in our adjusted guidance range of $2.37 to $2.42 per diluted share.

“Our team is committed to profitable growth and achieving our fiscal 2018 targets. As we integrate Citadel, and meet or exceed our $25 million synergy target, we are confident that the accretive nature of this acquisition, combined with our operating income growth, will provide a significant return to our shareholders. We look forward to reporting our fiscal 2015 results, and providing fiscal 2016 earnings guidance, at the end of October. We are focused and committed to achieving our long-term strategic goals,” Rzepka added.

Conference Call on the Web
A live Internet broadcast of A. Schulman’s conference call regarding fiscal 2015 third-quarter earnings can be accessed at 10:00 a.m. Eastern Time on Tuesday, July 7, 2015, on the Company’s website, www.aschulman.com. An archived replay of the call will also be available on the website.

Investor Presentation Materials
Senior executives of the Company may participate in meetings with analysts and investors throughout the fiscal year. The Company has posted presentation materials, portions of which may be used during such meetings, in the Investors section of its website at www.aschulman.com. The presentation will remain on the website as long as it is in use.

About A. Schulman, Inc.
A. Schulman, Inc. is a leading international supplier of high-performance plastic compounds and resins headquartered in Akron, Ohio. Since 1928, the Company has been providing innovative solutions to meet its customers' demanding requirements. The Company's customers span a wide range of markets such as packaging, mobility, building & construction, electronics & electrical, agriculture, personal care & hygiene, sports, leisure & home, custom services and others. The Company employs approximately 5,000 people and has 60 manufacturing facilities globally. A. Schulman reported net sales of approximately $2.5 billion for the fiscal year ended August 31, 2014. Additional information about A. Schulman can be found at www.aschulman.com.

Use of Non-GAAP Financial Measures
This release includes certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures include segment gross profit, SG&A expenses excluding certain items, segment operating income, operating income before certain items, net income excluding certain items, net income per diluted share excluding certain items and adjusted EBITDA, as discussed further in the Reconciliation of GAAP and Non-GAAP Financial Measures below. These non-GAAP financial measures are considered relevant to aid analysis and understanding of the Company’s results and business trends. However, non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures, and tables included in this release reconcile each non-GAAP financial measure with the most directly comparable GAAP financial measure. The most directly comparable GAAP financial measures for these purposes are gross profit, SG&A expenses, operating income, net income and net income per diluted share. The Company's non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

While the Company believes that these non-GAAP financial measures provide useful supplemental information to investors, there are very significant limitations associated with their use. These non-GAAP financial measures are not prepared in accordance with GAAP, may not be reported by all of the Company’s competitors and may not be directly comparable to similarly titled measures of the Company’s competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

Cautionary Statements
A number of the matters discussed in this document that are not historical or current facts deal with potential future circumstances and developments and may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historic or current facts and relate to future events and expectations. Forward-looking statements contain such words as "anticipate,” "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that may cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company's future financial performance, include, but are not limited to, the following:

•
worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company's major product markets or countries where the Company has operations;

•	the effectiveness of the Company's efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;

•	competitive factors, including intense price competition;

•	fluctuations in the value of currencies in areas where the Company operates;

•
volatility of prices and availability of the supply of energy and raw materials that are critical to the manufacture of the Company's products, particularly plastic resins derived from oil and natural gas;

•	changes in customer demand and requirements;

•	effectiveness of the Company to achieve the level of cost savings, productivity improvements, growth and other benefits anticipated from acquisitions, joint ventures and restructuring initiatives;

•	escalation in the cost of providing employee health care and retirement benefits;

•	uncertainties regarding the resolution of pending and future litigation and other claims;

•	the performance of the global automotive market as well as other markets served;

•	further adverse changes in economic or industry conditions, including global supply and demand conditions and prices for products;

•	operating problems with our information systems as a result of system security failures such as viruses, cyber-attacks or other causes;

•	the impact of the indebtedness incurred to finance the transaction;

•	integration of the business of Citadel with our existing business, including the risk that the integration will be more costly or more time consuming and complex than anticipated;

•	our ability to achieve the anticipated synergies, cost savings and other benefits from the acquisition of Citadel;

•	transaction and acquisition-related costs incurred in connection with the acquisition of Citadel and related transactions; and

•	substantial time devoted by management to the integration of the Citadel acquisition.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risk factors that could affect the Company's performance are set forth in the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 2014, as amended and superseded in part by the Company’s Current Report on Form 8-K filed on April 27, 2015. In addition, risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company's business, financial condition and results of operations.

# # #
SHLM_ALL

Contact
Jennifer K. Beeman
Vice President, Corporate Communications & Investor Relations
A. Schulman, Inc.
3637 Ridgewood Road
Fairlawn, Ohio 44333
Tel: 330-668-7346
Email: Jennifer.Beeman@aschulman.com
www.aschulman.com

A. SCHULMAN, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended May 31,		Nine months ended May 31,
	2015	2014	2015	2014
	Unaudited (In thousands, except per share data)
Net sales	$560,858	$645,735	$1,718,206	$1,819,640
Cost of sales	470,101	553,771	1,462,531	1,574,269
Selling, general and administrative expenses	64,842	65,536	195,482	181,647
Restructuring expense	2,649	1,078	10,530	4,583
Asset impairment	—	—	—	104
Operating income	23,266	25,350	49,663	59,037
Interest expense	2,618	1,433	7,288	6,112
Bridge financing fees	18,750	—	18,750	—
Foreign currency transaction (gains) losses	857	(28)	3,097	2,120
Other (income) expense, net	(335)	(64)	(900)	(478)
Gain on early extinguishment of debt	—	—	(1,290)	—
Income (loss) from continuing operations before taxes	1,376	24,009	22,718	51,283
Provision (benefit) for U.S. and foreign income taxes	10,344	4,662	18,801	12,657
Income (loss) from continuing operations	(8,968)	19,347	3,917	38,626
Income (loss) from discontinued operations, net of tax	(18)	(23)	(86)	2,979
Net income (loss)	(8,986)	19,324	3,831	41,605
Noncontrolling interests	(343)	(233)	(890)	(584)
Net income (loss) attributable to A. Schulman, Inc.	(9,329)	19,091	2,941	41,021
Convertible special stock dividends	(563)	—	(563)	—
Net income (loss) available to A. Schulman, Inc. common stockholders	$(9,892)	$19,091	$2,378	$41,021

Weighted-average number of shares outstanding:
Basic	29,219	29,081	29,125	29,052
Diluted	29,219	29,375	29,547	29,300

Basic earnings per share available to A. Schulman, Inc. common stockholders
Income (loss) from continuing operations	$(0.34)	$0.66	$0.08	$1.31
Income (loss) from discontinued operations	—	—	—	0.10
Net income (loss) available to A. Schulman, Inc. common stockholders	$(0.34)	$0.66	$0.08	$1.41

Diluted earnings per share available to A. Schulman, Inc. common stockholders
Income (loss) from continuing operations	$(0.34)	$0.65	$0.08	$1.30
Income (loss) from discontinued operations	—	—	—	0.10
Net income (loss) available to A. Schulman, Inc. common stockholders	$(0.34)	$0.65	$0.08	$1.40

Cash dividends per common share	$0.205	$0.200	$0.615	$0.600

A. SCHULMAN, INC.
CONSOLIDATED BALANCE SHEETS

	May 31, 2015	August 31, 2014
	Unaudited (In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$107,043	$135,493
Restricted cash	378,509	—
Accounts receivable, less allowance for doubtful accounts of $9,537 at May 31, 2015 and $10,844 at August 31, 2014	357,688	384,444
Inventories	270,227	292,141
Prepaid expenses and other current assets	38,867	40,473
Total current assets	1,152,334	852,551
Property, plant and equipment, at cost:
Land and improvements	25,568	28,439
Buildings and leasehold improvements	143,002	160,858
Machinery and equipment	372,030	398,563
Furniture and fixtures	31,896	41,255
Construction in progress	23,015	16,718
Gross property, plant and equipment	595,511	645,833
Accumulated depreciation	358,979	391,912
Net property, plant and equipment	236,532	253,921
Deferred charges and other noncurrent assets	83,149	65,079
Goodwill	191,489	202,299
Intangible assets, net	119,508	138,634
Total assets	$1,783,012	$1,512,484
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$293,203	$314,957
U.S. and foreign income taxes payable	7,350	6,385
Accrued payroll, taxes and related benefits	46,513	54,199
Other accrued liabilities	78,558	46,054
Short-term debt	14,290	31,748
Total current liabilities	439,914	453,343
Long-term debt	607,585	339,546
Pension plans	110,498	129,949
Deferred income taxes	20,681	23,826
Other long-term liabilities	25,571	29,369
Total liabilities	1,204,249	976,033
Commitments and contingencies
Stockholders’ equity:
Common stock, $1 par value, authorized - 75,000 shares, issued - 48,367 shares at May 31, 2015 and 48,185 shares at August 31, 2014	48,367	48,185
Convertible special stock, no par value	120,296	—
Additional paid-in capital	274,138	268,545
Accumulated other comprehensive income (loss)	(81,097)	(16,691)
Retained earnings	591,781	606,898
Treasury stock, at cost, 19,078 shares at May 31, 2015 and 18,973 shares at August 31, 2014	(383,148)	(379,894)
Total A. Schulman, Inc.’s stockholders’ equity	570,337	527,043
Noncontrolling interests	8,426	9,408
Total equity	578,763	536,451
Total liabilities and equity	$1,783,012	$1,512,484

A. SCHULMAN, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine months ended May 31,
	2015	2014
	Unaudited (In thousands)
Operating from continuing and discontinued operations:
Net income	$3,831	$41,605
Adjustments to reconcile net income to net cash provided from (used in) operating activities:
Depreciation	26,481	24,751
Amortization	11,899	10,308
Bridge financing fees	18,750	—
Deferred tax provision (benefit)	(1,143)	(3,182)
Pension, postretirement benefits and other compensation	8,318	9,157
Restricted stock compensation - CEO transition costs, net of cash	4,789	—
Asset impairment	—	104
Gain on sale of assets from discontinued operations	—	(3,344)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(13,610)	(26,048)
Inventories	(13,309)	(15,330)
Accounts payable	9,599	2,847
Income taxes	2,598	204
Accrued payroll and other accrued liabilities	4,776	260
Other assets and long-term liabilities	(6,698)	(6,296)
Net cash provided from (used in) operating activities	56,281	35,036
Investing from continuing and discontinued operations:
Expenditures for property, plant and equipment	(32,662)	(24,126)
Investment in equity investees	(12,456)	—
Proceeds from the sale of assets	1,411	5,255
Restricted cash	(3,509)	—
Business acquisitions, net of cash	(6,698)	(115,624)
Net cash provided from (used in) investing activities	(53,914)	(134,495)
Financing from continuing and discontinued operations:
Cash dividends paid to common stockholders	(18,058)	(17,717)
Increase (decrease) in short-term debt	(12,995)	3,747
Borrowings on long-term debt	255,196	703,141
Repayments on long-term debt including current portion	(353,647)	(609,501)
Payment of debt issuance costs	—	(1,782)
Noncontrolling interests' contributions (distributions)	(1,750)	—
Issuances of stock, common and treasury	231	403
Issuances of convertible special stock, net	120,296	—
Redemptions of common stock	(4,999)	(361)
Purchases of treasury stock	(3,335)	(1,116)
Net cash provided from (used in) financing activities	(19,061)	76,814
Effect of exchange rate changes on cash	(11,756)	(605)
Net increase (decrease) in cash and cash equivalents	(28,450)	(23,250)
Cash and cash equivalents at beginning of period	135,493	134,054
Cash and cash equivalents at end of period	$107,043	$110,804

Non-cash Activity:
Senior Notes funding held in restricted cash	$375,000	$—
Unpaid debt issuance costs	$11,116	$—

A. SCHULMAN, INC.
Reconciliation of GAAP and Non-GAAP Financial Measures

Three months ended May 31, 2015	Cost of Sales	Gross Margin	SG&A	Restructuring Expense	Operating Income	Operating Income per Pound	Non Operating (Income) Expense	Income Tax Expense (benefit)	Net Income Available to A. Schulman, Inc. Common Stockholders	Diluted EPS
	(In thousands, except for %'s, per pound and per share data)
As reported	$470,101	16.2%	$64,842	$2,649	$23,266	$0.043	$21,890	$10,344	$(9,892)	$(0.34)
Certain items:
Acquisition related interest expenses (1)	—		—	—	—		(19,134)	—	19,134	0.66
Accelerated depreciation (5)	(29)		—	—	29		—	—	29	—
Costs related to acquisitions and integrations (2)	(59)		(3,531)	—	3,590		—	29	3,561	0.12
Restructuring and related costs (3)	(49)		(3,239)	(2,649)	5,937		—	1,144	4,793	0.16
Tax benefits (charges) (8)	—		—	—	—		—	(3,559)	3,559	0.12
Loss (income) from discontinued operations	—		—	—	—		—	—	18	—
Total certain items	(137)	—%	(6,770)	(2,649)	9,556	0.017	(19,134)	(2,386)	31,094	1.06
As Adjusted	$469,964	16.2%	$58,072	$—	$32,822	$0.060	$2,756	$7,958	$21,202	$0.72

Percentage of Revenue			10.4%		5.9%				3.8%

Effective Tax Rate								26.5%

Three months ended May 31, 2014	Cost of Sales	Gross Margin	SG&A	Restructuring Expense	Operating Income	Operating Income per Pound	Non Operating (Income) Expense	Income Tax Expense (benefit)	Net Income Available to A. Schulman, Inc. Common Stockholders	Diluted EPS
	(In thousands, except for %'s, per pound and per share data)
As reported	$553,771	14.2%	$65,536	$1,078	$25,350	$0.046	$1,341	$4,662	$19,091	$0.65
Certain items:
Costs related to acquisitions and integrations (2)	—		(888)	—	888		—	16	872	0.03
Restructuring and related costs (3)	(149)		(933)	(1,078)	2,160		—	320	1,840	0.06
Loss (income) from discontinued operations	—		—	—	—		—	—	23	—
Total certain items	(149)	0.1%	(1,821)	(1,078)	3,048	0.006	—	336	2,735	0.09
As Adjusted	$553,622	14.3%	$63,715	$—	$28,398	$0.052	$1,341	$4,998	$21,826	$0.74

Percentage of Revenue			9.9%		4.4%				3.4%

Effective Tax Rate								18.5%

Nine months ended May 31, 2015	Cost of Sales	Gross Margin	SG&A	Restructuring Expense	Operating Income	Operating Income per Pound	Non Operating (Income) Expense	Income Tax Expense (benefit)	Net Income Available to A. Schulman, Inc. Common Stockholders	Diluted EPS
	(In thousands, except for %'s, per pound and per share data)
As reported	$1,462,531	14.9%	$195,482	$10,530	$49,663	$0.031	$26,945	$18,801	$2,378	$0.08
Certain items:
Acquisition related interest expenses (1)	—		—	—	—		(19,134)	—	19,134	0.65
Accelerated depreciation (5)	(327)		—	—	327		—	—	327	0.01
Costs related to acquisitions and integrations (2)	(174)		(7,798)	—	7,972		—	307	7,665	0.26
Restructuring and related costs (3)	(347)		(4,426)	(10,530)	15,303		—	3,146	12,157	0.41
CEO transition costs (4)	—		(6,167)	—	6,167		—	—	6,167	0.21
Inventory step-up (6)	(341)		—	—	341		—	102	239	0.01
Gain on early extinguishment of debt (7)	—		—	—	—		1,290	(428)	(862)	(0.03)
Tax benefits (charges) (8)	—		—	—	—		—	(3,841)	3,841	0.13
Loss (income) from discontinued operations	—		—	—	—		—	—	86	—
Total certain items	(1,189)	—%	(18,391)	(10,530)	30,110	0.019	(17,844)	(714)	48,754	1.65
As Adjusted	$1,461,342	14.9%	$177,091	$—	$79,773	$0.050	$9,101	$18,087	$51,132	$1.73

Percentage of Revenue			10.3%		4.6%				3.0%

Effective Tax Rate								20.4%

Nine months ended May 31, 2014	Cost of Sales	Gross Margin	SG&A	Restructuring Expense	Operating Income	Operating Income per Pound	Non Operating (Income) Expense	Income Tax Expense (benefit)	Net Income Available to A. Schulman, Inc. Common Stockholders	Diluted EPS
	(In thousands, except for %'s, per pound and per share data)
As reported	$1,574,269	13.5%	$181,647	$4,583	$59,037	$0.038	$7,754	$12,657	$41,021	$1.40
Certain items:
Costs related to acquisitions and integrations (2)	(34)		(3,343)	—	3,377		(8)	141	3,244	0.11
Restructuring and related costs (3)	(649)		(3,090)	(4,583)	8,322		(290)	920	7,692	0.26
Asset write-downs (5)	(108)		(104)	—	212		—	34	178	0.01
Inventory step-up (6)	(1,199)		—	—	1,199		—	98	1,101	0.04
Tax benefits (charges) (8)	—		—	—	—		—	427	(427)	(0.02)
Loss (income) from discontinued operations	—		—	—	—		—	—	(2,979)	(0.10)
Total certain items	(1,990)	0.1%	(6,537)	(4,583)	13,110	0.009	(298)	1,620	8,809	0.30
As Adjusted	$1,572,279	13.6%	$175,110	$—	$72,147	$0.047	$7,457	$14,277	$49,830	$1.70

Percentage of Revenue			9.6%		4.0%				2.7%

Effective Tax Rate								17.9%

1 - Primarily relates to $18.8 million in bridge financing fees.
2 - Costs related to acquisitions and integrations primarily include third party professional, legal, IT and other expenses associated with successful and unsuccessful full or partial acquisition and divestiture/dissolution transactions, as well as certain employee-related expenses such as travel, one-time bonuses and post-acquisition severance separate from a formal restructuring plan.
3 - Restructuring and related costs include items such as employee severance charges, lease termination charges, curtailment gains/losses, other employee termination costs and charges related to the reorganization of the legal entity structure.
4 - CEO transition costs represent a one-time charge for the modification and accelerated vesting upon retirement of the outstanding equity compensation awards granted to Joseph M. Gingo in 2013 and 2014.
5 - Asset write-downs primarily relate to asset impairments and accelerated depreciation.
6 - Inventory step-up costs represent the amortization of adjustments to fair value of inventory acquired for acquisition purchase accounting.
7 - Represents a pre-tax net gain of $1.3 million on the early extinguishment of debt.
8 - Tax benefits (charges) represent the Company's quarterly non-GAAP tax based on the overall estimated annual non-GAAP effective tax rates.

A. SCHULMAN, INC.
ADJUSTED EBITDA RECONCILIATION

	Three months ended May 31,		Nine months ended May 31,
	2015	2014	2015	2014
	Unaudited (In thousands)

Net income available to A. Schulman, Inc. common stockholders, as adjusted (1)	$21,202	$21,826	$51,132	$49,830
Interest expense	2,618	1,433	7,288	6,112
Provision for U.S. and foreign income taxes, as adjusted	7,958	4,998	18,087	14,277
Depreciation	8,491	8,332	26,481	24,751
Amortization	3,628	3,639	11,899	10,308
EBITDA, as adjusted	$43,897	$40,228	$114,887	$105,278

1 - For a list of certain items to reconcile between "net income available to A. Schulman, Inc. common stockholders" and "net income available to A. Schulman, Inc. common stockholders, as adjusted", refer to the reconciliation of GAAP and non-GAAP financial measures.

A. SCHULMAN, INC.
SUPPLEMENTAL SEGMENT INFORMATION

	Net Sales				Pounds Sold
	Three months ended May 31,
EMEA	2015	2014	$ Change	% Change	2015	2014	Lbs. Change	% Change
	(In thousands, except for %'s)
Custom Performance Color	$30,475	$39,505	$(9,030)	(22.9)%	12,473	13,114	(641)	(4.9)%
Masterbatch Solutions	105,706	122,450	(16,744)	(13.7)%	105,809	94,228	11,581	12.3%
Engineered Plastics	95,210	123,634	(28,424)	(23.0)%	71,923	77,649	(5,726)	(7.4)%
Specialty Powders	37,903	47,533	(9,630)	(20.3)%	46,997	47,193	(196)	(0.4)%
Distribution Services	56,961	80,666	(23,705)	(29.4)%	85,689	96,600	(10,911)	(11.3)%
Total EMEA	$326,255	$413,788	$(87,533)	(21.2)%	322,891	328,784	(5,893)	(1.8)%

	Net Sales				Pounds Sold
	Three months ended May 31,
USCAN	2015	2014	$ Change	% Change	2015	2014	Lbs. Change	% Change
	(In thousands, except for %'s)
Custom Performance Color	$11,209	$8,817	$2,392	27.1%	3,925	2,619	1,306	49.9%
Masterbatch Solutions	37,077	34,369	2,708	7.9%	51,659	53,248	(1,589)	(3.0)%
Engineered Plastics	48,172	34,617	13,555	39.2%	31,897	21,248	10,649	50.1%
Specialty Powders	22,914	34,552	(11,638)	(33.7)%	33,563	44,139	(10,576)	(24.0)%
Distribution Services	17,708	19,290	(1,582)	(8.2)%	21,437	19,735	1,702	8.6%
Total USCAN	$137,080	$131,645	$5,435	4.1%	142,481	140,989	1,492	1.1%

	Net Sales				Pounds Sold
	Three months ended May 31,
LATAM	2015	2014	$ Change	% Change	2015	2014	Lbs. Change	% Change
	(In thousands, except for %'s)
Custom Performance Color	$1,054	$1,014	$40	3.9%	395	502	(107)	(21.3)%
Masterbatch Solutions	23,769	24,182	(413)	(1.7)%	16,789	15,648	1,141	7.3%
Engineered Plastics	11,889	13,607	(1,718)	(12.6)%	9,196	9,614	(418)	(4.3)%
Specialty Powders	8,109	10,951	(2,842)	(26.0)%	7,177	9,270	(2,093)	(22.6)%
Distribution Services	—	—	—	N/A	—	—	—	N/A
Total LATAM	$44,821	$49,754	$(4,933)	(9.9)%	33,557	35,034	(1,477)	(4.2)%

	Net Sales				Pounds Sold
	Three months ended May 31,
APAC	2015	2014	$ Change	% Change	2015	2014	Lbs. Change	% Change
	(In thousands, except for %'s)
Custom Performance Color	$2,567	$876	$1,691	193.0%	1,615	738	877	118.8%
Masterbatch Solutions	21,375	21,272	103	0.5%	22,331	19,651	2,680	13.6%
Engineered Plastics	26,454	23,803	2,651	11.1%	19,479	15,788	3,691	23.4%
Specialty Powders	2,207	4,085	(1,878)	(46.0)%	2,617	3,651	(1,034)	(28.3)%
Distribution Services	99	512	(413)	(80.7)%	135	619	(484)	(78.2)%
Total APAC	$52,702	$50,548	$2,154	4.3%	46,177	40,447	5,730	14.2%

	Net Sales				Pounds Sold
	Nine months ended May 31,
EMEA	2015	2014	$ Change	% Change	2015	2014	Lbs. Change	% Change
	(In thousands, except for %'s)
Custom Performance Color	$93,168	$111,490	$(18,322)	(16.4)%	34,752	37,086	(2,334)	(6.3)%
Masterbatch Solutions	321,885	336,977	(15,092)	(4.5)%	296,207	262,785	33,422	12.7%
Engineered Plastics	294,179	360,983	(66,804)	(18.5)%	207,104	222,411	(15,307)	(6.9)%
Specialty Powders	114,637	137,941	(23,304)	(16.9)%	134,043	136,660	(2,617)	(1.9)%
Distribution Services	188,723	241,883	(53,160)	(22.0)%	276,101	288,278	(12,177)	(4.2)%
Total EMEA	$1,012,592	$1,189,274	$(176,682)	(14.9)%	948,207	947,220	987	0.1%

	Net Sales				Pounds Sold
	Nine months ended May 31,
USCAN	2015	2014	$ Change	% Change	2015	2014	Lbs. Change	% Change
	(In thousands, except for %'s)
Custom Performance Color	$31,524	$24,374	$7,150	29.3%	10,742	7,647	3,095	40.5%
Masterbatch Solutions	119,514	95,464	24,050	25.2%	160,352	145,813	14,539	10.0%
Engineered Plastics	140,840	91,215	49,625	54.4%	89,950	58,648	31,302	53.4%
Specialty Powders	71,574	77,780	(6,206)	(8.0)%	111,383	119,384	(8,001)	(6.7)%
Distribution Services	51,769	47,444	4,325	9.1%	56,487	49,845	6,642	13.3%
Total USCAN	$415,221	$336,277	$78,944	23.5%	428,914	381,337	47,577	12.5%

	Net Sales				Pounds Sold
	Nine months ended May 31,
LATAM	2015	2014	$ Change	% Change	2015	2014	Lbs. Change	% Change
	(In thousands, except for %'s)
Custom Performance Color	$3,457	$2,905	$552	19.0%	1,347	1,271	76	6.0%
Masterbatch Solutions	65,971	70,628	(4,657)	(6.6)%	46,316	46,272	44	0.1%
Engineered Plastics	34,857	38,116	(3,259)	(8.6)%	25,775	26,894	(1,119)	(4.2)%
Specialty Powders	27,850	37,099	(9,249)	(24.9)%	23,456	31,717	(8,261)	(26.0)%
Distribution Services	—	—	—	N/A	—	—	—	N/A
Total LATAM	$132,135	$148,748	$(16,613)	(11.2)%	96,894	106,154	(9,260)	(8.7)%

	Net Sales				Pounds Sold
	Nine months ended May 31,
APAC	2015	2014	$ Change	% Change	2015	2014	Lbs. Change	% Change
	(In thousands, except for %'s)
Custom Performance Color	$8,500	$2,149	$6,351	295.5%	5,809	1,700	4,109	241.7%
Masterbatch Solutions	61,038	61,681	(643)	(1.0)%	60,900	55,126	5,774	10.5%
Engineered Plastics	79,196	69,085	10,111	14.6%	55,809	45,381	10,428	23.0%
Specialty Powders	8,661	11,111	(2,450)	(22.1)%	9,084	10,074	(990)	(9.8)%
Distribution Services	863	1,315	(452)	(34.4)%	1,062	1,622	(560)	(34.5)%
Total APAC	$158,258	$145,341	$12,917	8.9%	132,664	113,903	18,761	16.5%

	Net Sales				Pounds Sold
	Three months ended May 31,
Consolidated	2015	2014	$ Change	% Change	2015	2014	Lbs. Change	% Change
	(In thousands, except for %'s)
Custom Performance Color	$45,305	$50,212	$(4,907)	(9.8)%	18,408	16,973	1,435	8.5%
Masterbatch Solutions	187,927	202,273	(14,346)	(7.1)%	196,588	182,775	13,813	7.6%
Engineered Plastics	181,725	195,661	(13,936)	(7.1)%	132,495	124,299	8,196	6.6%
Specialty Powders	71,133	97,121	(25,988)	(26.8)%	90,354	104,253	(13,899)	(13.3)%
Distribution Services	74,768	100,468	(25,700)	(25.6)%	107,261	116,954	(9,693)	(8.3)%
Total Consolidated	$560,858	$645,735	$(84,877)	(13.1)%	545,106	545,254	(148)	—%

	Net Sales				Pounds Sold
	Nine months ended May 31,
Consolidated	2015	2014	$ Change	% Change	2015	2014	Lbs. Change	% Change
	(In thousands, except for %'s)
Custom Performance Color	$136,649	$140,918	$(4,269)	(3.0)%	52,650	47,704	4,946	10.4%
Masterbatch Solutions	568,408	564,750	3,658	0.6%	563,775	509,996	53,779	10.5%
Engineered Plastics	549,072	559,399	(10,327)	(1.8)%	378,638	353,334	25,304	7.2%
Specialty Powders	222,722	263,931	(41,209)	(15.6)%	277,966	297,835	(19,869)	(6.7)%
Distribution Services	241,355	290,642	(49,287)	(17.0)%	333,650	339,745	(6,095)	(1.8)%
Total Consolidated	$1,718,206	$1,819,640	$(101,434)	(5.6)%	1,606,679	1,548,614	58,065	3.7%

A. SCHULMAN, INC.
SUPPLEMENTAL SEGMENT INFORMATION
(continued)

	Three months ended May 31,		Nine months ended May 31,
	2015	2014	2015	2014
	Unaudited (In thousands, except for %'s)
Segment gross profit
EMEA	$51,695	$56,798	$145,908	$156,237
USCAN	22,104	23,791	66,478	50,911
LATAM	9,324	4,472	22,075	20,011
APAC	7,771	7,052	22,403	20,202
Total segment gross profit	90,894	92,113	256,864	247,361
Inventory step-up	—	—	(341)	(1,199)
Accelerated depreciation, restructuring and related costs	(78)	(149)	(674)	(791)
Costs related to acquisitions and integrations	(59)	—	(174)	—
Total gross profit	$90,757	$91,964	$255,675	$245,371

Segment operating income
EMEA	$24,716	$23,565	$61,032	$61,537
USCAN	7,982	11,906	25,299	18,603
LATAM	4,654	(649)	7,531	6,286
APAC	3,972	3,328	10,903	9,870
Total segment operating income	41,324	38,150	104,765	96,296
Corporate	(8,502)	(9,752)	(24,992)	(24,149)
Costs related to acquisitions and integrations	(3,590)	(888)	(7,972)	(3,377)
Restructuring and related costs	(5,937)	(2,160)	(15,303)	(8,322)
CEO transition costs	—	—	(6,167)	—
Asset impairment	—	—	—	(104)
Accelerated depreciation	(29)	—	(327)	(108)
Inventory step-up	—	—	(341)	(1,199)
Operating income	23,266	25,350	49,663	59,037
Interest expense	(2,618)	(1,433)	(7,288)	(6,112)
Bridge financing fees	(18,750)	—	(18,750)	—
Foreign currency transaction gains (losses)	(857)	28	(3,097)	(2,120)
Other income (expense), net	335	64	900	478
Gain on early extinguishment of debt	—	—	1,290	—
Income from continuing operations before taxes	$1,376	$24,009	$22,718	$51,283

Capacity utilization
EMEA	90%	87%	84%	84%
USCAN	61%	67%	63%	62%
LATAM	76%	68%	71%	76%
APAC	67%	73%	65%	71%
Worldwide	76%	77%	73%	74%